UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)               April 5, 2005     (March 31, 2005)

Diversified Corporate Resources, Inc.

(Exact name of Registrant as specified in its charter)

Texas	0-13984	75-1565578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10670 North Central Expressway

Suite 600

Dallas, Texas 75231

(Address of principal executive offices)

(972) 458-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously reported, on February 1, 2005, Diversified Corporate Resources, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Axtive Corporation (“Axtive”), whereby Axtive’s wholly-owned subsidiary would purchase substantially all of the assets of Datatek Group Corporation, the Company’s wholly-owned subsidiary that is based in Phoenix, Arizona.  On March 31, 2005, the Company and Axtive entered into that certain Amendment No. 1 to Asset Purchase Agreement (the “Amendment”), which extended, until April 30, 2005, the date on which either party could terminate the Agreement without liability to the other party if closing has not occurred on or before such date. Also, Datatek has extended the subordination of its lien with the IRS until the expected closing of the sale, currently set for April 30, 2005.  Although both the Company and Axtive are seeking to close this transaction on or before April 30, no assurances can be given at this time that the remaining conditions will be satisfied or that the closing will occur on that date, if at all.

On April 5, 2005, the Company issued a press release in which the Company announced the execution of the Amendment, and an update of the status of the proposed transaction.  A copy of such press release is attached hereto, and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

                (c)           Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release, dated April 5, 2005.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diversified Corporate Resources, Inc.
Registrant

Date: April 5, 2005	By:	/S/ J. Michael Moore
J. Michael Moore
Chief Executive Officer